Exhibit 99.1

For Release: Tuesday, Aug. 9, 2011, 12:30 p.m. EDT

GM Takes Next Steps Toward

Long-Term Sustainable Performance

Leaders outline path to improved operating leverage and stronger margins

DETROIT – General Motors Co. (NYSE: GM) today outlined further steps to improve its competitive position to ensure long-term sustainable performance. Details were shared at the company’s 2nd Annual Global Business Conference for investors and financial analysts.

Since beginning operations as a new company in July 2009, GM has made good early progress toward its goal of long-term sustainable performance, delivering six consecutive profitable quarters and improved global market share, while maintaining a strong balance sheet.

“Today’s GM has strong brands and fuel-efficient products that customers around the world truly value,” said Chairman and CEO Dan Akerson. “To reach a higher level of performance – for our customers and stockholders – we are accelerating our efforts to simplify and strengthen our processes to improve efficiencies and achieve our vision, which is to design, build and sell the world’s best vehicles.”

Building on its progress, GM is taking the next steps toward achieving its goal of long-term sustainable performance. These steps will be centered on reducing process complexity and churn and instilling greater stability and predictability in core functional areas of the business.

“With a robust product plan in place, excellent geographic footprint and strong balance sheet, we have a unique window of opportunity to make necessary changes that will help us better capitalize on our scale and drive execution to realize our full potential,” said Dan Ammann, senior vice president and CFO.

Presentations by GM leaders will begin at 1 p.m. EDT and end at approximately 4:30 p.m. Media can listen to the presentations live through a listen-only audio line or an audio replay. The call-in numbers are:

•	800-830-3805 (U.S.)
•	+1- 416-641-6283 (International/caller-paid)
•	No access code is required. Please dial in 15 minutes in advance to ensure access on the call.

An audio-only webcast will be accessible on the GM investor website http://investor.gm.com in the Announcements and Events section. A replay of the conference will also be available from 5:30 p.m. EDT today until 5:30 p.m. EDT, Aug. 13, 2011. Details can be found on the GM investor website.

Contacts
Reneé Rashid-Merem	Jim Cain
Office 313-665-3128	Office 313-667-7758
Cell 313-701-8560	Cell 313-407-2843
renee.rashid-merem@gm.com	James.cain@gm.com

About General Motors

General Motors (NYSE: GM, TSX: GMM), one of the world’s largest automakers, traces its roots back to 1908. With its global headquarters in Detroit, GM employs 208,000 people in every major region of the world and does business in more than 120 countries. GM and its strategic partners produce cars and trucks in 30 countries, and sell and service these vehicles through the following brands: Baojun, Buick, Cadillac, Chevrolet, GMC, Daewoo, Holden, Isuzu, Jiefang, Opel, Vauxhall, and Wuling. GM’s largest national market is China, followed by the United States, Brazil, the United Kingdom, Germany, Canada, and Italy. GM’s OnStar subsidiary is the industry leader in vehicle safety, security and information services. More information on the new General Motors can be found at www.gm.com.

Forward-Looking Statements – In this press release and in related comments by our management, our use of the words “expect,” “anticipate,” “possible,” “potential,” “target,” “believe,” “commit,” “intend,” “continue,” “may,” “would,” “could,” “should,” “project,” “projected,” “positioned” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors might include: our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt, including as required to fund our planned significant investment in new technology; the ability of our suppliers to timely deliver parts, components and systems; our ability to realize successful vehicle applications of new technology; and our ability to continue to attract new customers, particularly for our new products. GM’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q provides information about these and other factors, which we may revise or supplement in future reports to the SEC.

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